                                                                    Exhibit 99.3

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to our historical financial statements filed previously with the SEC. The unaudited pro forma balance sheet as of September 29, 2002 was prepared as if the transactions described below had occurred on such date. The unaudited pro forma statements of operations for the fiscal year ended September 29, 2002 give effect to the transactions described below as if the transactions had occurred as of October 1, 2001. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, and are described in the accompanying notes. The pro forma statements should not be considered indicative of actual balance sheet data or results that would have been achieved had the transactions described below been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read in conjunction with the "Selected Historical Consolidated Financial Data" filed as Exhibit 99.1 to this Report on Form 8-K, Management's Discussion and Analysis of Financial Condition and Results of Operations, filed as Exhibit 99.2 to this Report on Form 8-K and our historical financial statements filed previously with the SEC.

   On September 30, 2002, BCO Holding, BCO Acquisition, and BWAY entered into an agreement which provides for the merger of BCO Acquisition and BWAY, with BWAY continuing as the surviving corporation. Upon completion of the merger and related transactions, BWAY will be controlled by affiliates of Kelso & Company. Pursuant to the agreement, each of our stockholders and option holders (with the exception of shares and options held by certain continuing directors, officers and related persons) will receive $20.00 in cash for each share of our stock, and $20.00 per share for each outstanding option, less the applicable option exercise price.

   The merger and related transactions require total cash and other consideration of approximately $330.3 million, which will be used to fund the cash consideration payable to our stockholders and option holders under the merger agreement, to consummate a debt tender offer for, and if necessary, the expected redemption of, our outstanding 10 1/4% senior subordinated notes due 2007, and to pay fees and expenses related to the transactions. These transactions include an equity contribution of approximately $79.9 million in cash by affiliates of Kelso and approximately $20.3 million at fair value of rollover equity from certain existing stockholders and option holders of BWAY. Financing is expected to be provided through a new credit facility of $90.0 million, up to $40.0 million of which may be used to finance a portion of the merger and related transactions. Additionally, $190.0 million in financing is expected through issuance of new senior subordinated notes. As of September
29, 2002, the financing and equity proceeds would be used to: (1) repurchase or redeem $100.0 million in debt related to our outstanding 10 1/4% senior subordinated notes due 2007, (2) pay accrued interest thereon of approximately $4.8 million, (3) acquire our common stock and certain outstanding options for approximately $195.6 million and (4) pay transaction fees and expenses of approximately $29.8 million.

   The acquisition will be accounted for as a purchase in conformity with SFAS No. 141, "Business Combinations" and Emerging Issues Task Force, or EITF, Issue No. 88-16, "Basis in Leveraged Buyout Transactions". The total cost of the transactions will be allocated as a partial change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the transactions. The excess of the purchase price over the historical basis of the net assets acquired has been allocated in the accompanying unaudited pro forma financial information based on preliminary valuation estimates and certain assumptions that management believes are reasonable. As a result, the actual allocation is subject to the valuation of our assets and liabilities being finalized. Therefore, the actual allocation of purchase price and the resulting effect on income from operations may differ from the pro forma amounts included herein.

                               BWAY CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                           As of September 29, 2002
                            (Dollars in thousands)

                                                         Pro Forma
                                            Historical  Adjustments   Pro Forma
                                            ---------- -----------    ---------
                   ASSETS
 Current assets:
    Cash and equivalents...................  $ 19,490   $      --     $ 19,490
    Accounts receivable....................    51,005          --       51,005
    Inventories, net.......................    44,394      1,486 (b)    45,880
    Deferred tax asset.....................     5,388                    5,388
    Assets held for sale...................     1,023          --        1,023
    Other..................................     2,062          --        2,062
                                             --------   ---------     --------
    Total current assets...................   123,362       1,486      124,848
                                             --------   ---------     --------
 Property, plant and equipment, net........   106,820          --      106,820
                                             --------   ---------     --------
 Other assets:
    Goodwill...............................    67,968     35,238 (b)   103,206
    Intangibles, net.......................     4,191      93,579(b)    97,770
    Deferred financing fees, net...........     3,345     21,818 (b)    25,163
    Other..................................     1,000          --        1,000
                                             --------   ---------     --------
    Total other assets.....................    76,504     150,635      227,139
                                             --------   ---------     --------
 Total assets..............................  $306,686   $ 152,121     $458,807
                                             ========   =========     ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable.......................  $ 66,333   $      --     $ 66,333
    Accrued salaries and wages.............     9,885          --        9,885
    Accrued interest.......................     4,797      (4,797)(a)       --
    Accrued rebates........................     6,208          --        6,208
    Other..................................    15,672      (3,171)(b)   12,501
                                             --------   ---------     --------
    Total current liabilities..............   102,895      (7,968)      94,927
                                             --------   ---------     --------
 Long-term liabilities:
    Senior subordinated notes..............   100,000    (100,000)(a)       --
    New senior subordinated notes..........              190,000 (a)   190,000
    Revolving credit facility..............        --     40,000 (a)    40,000
    Deferred income taxes..................    18,865      29,304(b)    48,169
    Other..................................    12,278      (1,865)(b)   10,413
                                             --------   ---------     --------
    Total long-term liabilities............   131,143     157,439      288,582
                                             --------   ---------     --------
 Commitments and contingencies
    Stockholders' equity...................    72,648       2,650(c)    75,298
                                             --------   ---------     --------
 Total liabilities and stockholders' equity  $306,686   $ 152,121     $458,807
                                             ========   =========     ========

         See accompanying notes to unaudited pro forma balance sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                           As of September 29, 2002
                            (Dollars in thousands)

   The pro forma financial data has been derived by the application of pro forma adjustments to our historical financial statements as of the date noted.

(a) Sources and uses of funds for the transactions are as follows:

        Sources and Uses
        ----------------
        Sources:
           Bank borrowings under new credit facility           $ 40,000
           New senior subordinated notes                        190,000
           Equity provided by Kelso affiliates(1)                79,910
                                                               --------
                                                               $309,910
                                                               ========
        Uses:
           Cash merger consideration                           $175,282
           Accrued interest                                       4,797
           $100.0 million senior subordinated note retirement   100,000
           Estimated transaction fees and expenses               29,831
                                                               --------
                                                               $309,910
                                                               ========

   (b) The preliminary allocation of purchase price to fair value of net assets acquired in connection with the transactions is as follows:

   Purchase Price Allocation
   -------------------------
   Cash purchase price............................................ $175,282
   Fair value of stockholder rollover equity contribution(2)......   20,349
                                                                   --------
      Total consideration......................................... $195,631
   Direct acquisition costs.......................................    8,013
                                                                   --------
      Total consideration and direct acquisition costs............  203,644
   Less historical cost of net asset value acquired...............  (72,648)
                                                                   --------
                                                                   $130,996
   Less excess of fair value over predecessor basis(3)............  (24,961)
                                                                   --------
                                                                    106,035
      Debt Issuance Costs.........................................   21,818
                                                                   --------
      Excess purchase price over net asset value.................. $127,853
                                                                   ========
   Preliminary allocation of excess purchase price over net assets acquired and related purchase accounting adjustments:(4)
      Inventory...................................................    1,486
      Deferred income taxes.......................................  (29,304)
      Goodwill....................................................   35,238
      Intangible assets...........................................   93,579
      Current taxes payable and current portion of deferred gain
        on sale leaseback.........................................    3,171
      Long-term portion of deferred gain on sale leaseback........    1,865
      Deferred financing costs....................................   21,818
                                                                   --------
          Total................................................... $127,853
                                                                   ========

--------
(1) The amount of equity to be provided by the Kelso affiliates may change based on BWAY's net debt level at closing and the amount of the actual transaction fees and expenses.
(2) The implied fair value of equity interests issued to management is based upon a purchase price of $20.00 per share, which is the cash price paid by Kelso and its affiliates for their respective equity interest.
(3) Represents adjustments to decrease the fair value of interests retained by management in order to reflect their carryover basis in such interests in accordance with EITF 88-16.
(4) See Note (a) to unaudited pro forma statement of operations.

   The final appraisal and purchase price allocation is expected to be finalized within one year after the completion of the transactions. For purposes of this pro forma presentation, management has estimated that fair values of depreciable assets approximate historical values.

   (c) The net adjustment to stockholders' equity is reconciled as follows:

   Stockholders' Equity Adjustment
   -------------------------------
   Implied fair value of equity issued to Kelso and rollover equity holders....................................................... $100,259
   Less excess of fair value over predecessor basis................  (24,961)
                                                                    --------
   Pro forma stockholders' equity..................................   75,298
   Less historical stockholders' equity............................  (72,648)
                                                                    --------
      Net adjustment............................................... $  2,650
                                                                    ========

                               BWAY CORPORATION

                       PRO FORMA STATEMENT OF OPERATIONS

                     Fiscal Year ended September 29, 2002
                            (Dollars in thousands)

                                                        Pro Forma       Pro
                                            Historical Adjustments     Forma
                                            ---------- -----------   --------
  Net sales................................  $527,601   $     --     $527,601
                                             --------   --------     --------
  Costs, expenses and other
     Cost of products sold.................   456,788         --      456,788
     Depreciation and amortization.........    19,582      9,777(a)    29,359
     Selling and administrative expense....    14,179        495(b)    14,674
     Merger-related transaction costs......     1,478         --        1,478
     Restructuring and impairment charge...     1,250         --        1,250
     Interest expense, net.................    13,109     12,483(c)    25,592
     Other, net............................      (597)        --         (597)
                                             --------   --------     --------
     Total costs, expenses and other.......   505,789     22,755      528,544
                                             --------   --------     --------
  Income (loss) before income taxes........    21,812    (22,755)        (943)
  Provision (benefit) for income taxes.....     9,556     (9,102)(d)      454
                                             --------   --------     --------
  Net income (loss)........................  $ 12,256   $(13,653)    $ (1,397)
                                             ========   ========     ========
  Other Data and Ratios:
  EBITDA, as defined(e)....................  $ 56,634   $   (495)    $ 56,139
  Net cash provided by operating activities    46,063     (7,787)      38,276
  Net cash used in investing activities....    (9,528)        --       (9,528)
  Net cash used in financing activities....   (17,330)        --      (17,330)
  Capital expenditures.....................    10,586         --       10,586
  Ratio of earnings to fixed charges(f)....     2.46x         --           --


    See accompanying notes to unaudited pro forma statement of operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

   The unaudited pro forma statement of operations exclude non-recurring expenses of approximately $892,000 (net of a tax benefit of $594,000) related to the purchase accounting adjustment to fair value inventory which is expected to be expensed in the first quarter following the transactions and $1.1 million (net of $800,000 tax benefit) related to the write-off of certain financing fees.

   (a) We have not yet completed the final analysis of fair value of our net assets in order to determine the allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of the net tangible assets acquired has been presented as an adjustment to the total intangible assets in the accompanying pro forma balance sheet. For purposes of the unaudited pro forma financial statements, we have estimated that 50% of the excess purchase price will be allocated to identifiable intangible assets with an average composite life of approximately 10 years. The remaining excess will be allocated to goodwill, which has an indefinite life. In the event that final appraisals determine that other material amortizable intangibles exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma statement of income. For example, if the amount allocated to amortizable intangibles increased from 50% to 60%, pro forma amortization expense for the year ended September 29, 2002, would increase by approximately $1.6 million.

   (b) Represents an annual advisory fee to be paid to Kelso.

   (c) The pro forma adjustment to interest expense reflects estimated interest expense relating to the new credit facility, and the new senior subordinated notes, amortization of related debt issuance costs, less the historical interest expense incurred by the company under pre-existing debt arrangements. For the adjustments to cash interest expense, we use a weighted average interest rate of 9.8%. Pro forma cash interest expense would have been approximately $22.5 million for the twelve month period ended September 29, 2002.

       A 0.125% increase or decrease in the assumed interest rate applicable to our new credit facility and the new senior subordinated notes would change the pro forma interest expense and income before taxes by approximately $290,000 for the year ended September 29, 2002.

   (d) Represents the estimated tax effect of the pro forma adjustments.

   (e) EBITDA as defined herein represents income from operations before depreciation and amortization, restructuring and impairment charges, gain on curtailment of post-retirement benefits, other, net and transaction expenses.

   (f) For purposes of determining the ratio of fixed charges, "earnings" are defined as earnings (loss) before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases, which is representative of the interest factor. For pro forma 2002, our fixed charges exceeded our earnings by $943,000.